Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)

Issuer:
THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

Guarantor:
THERMO FISHER SCIENTIFIC INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Floating Rate Senior Notes Due 2027	457(r)	$1,150,600,000.00	100.000%	$1,150,600,000.00	0.00013810	$158,898.00
Fees to Be Paid (3)	Debt	Guarantee of Thermo Fisher Scientific Inc. of Floating Rate Senior Notes Due 2027	457(n)	—	—	—		—
Fees to Be Paid	Debt	3.628% Senior Notes Due 2035	457(r)	$1,265,660,000.00	100.000%	$1,265,660,000.00	0.00013810	$174,788.00
Fees to Be Paid (3)	Debt	Guarantee of Thermo Fisher Scientific Inc. of 3.628% Senior Notes Due 2035	457(n)	—	—	—		—
Fees Previously Paid	—	—	—	—	—	—	—————	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—————	—	—	—	—	——
	Total Offering Amounts					$2,416,260,000.00		$333,686.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$333,686.00

(1)
The U.S. dollar equivalent of the Amount Registered has been calculated using a euro/U.S. dollar exchange rate of €1.00 = U.S. $1.1506, as announced by the U.S. Federal Reserve Board as of November 21, 2025.

(2)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable for the guarantees.